    As filed with the Securities and Exchange Commission on June 4, 2010                                 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3864870 (I.R.S. Employer Identification Number)

35 East 62nd Street
New York, New York 10065
(Address of Principal Executive Offices)
_______________

SIGA TECHNOLOGIES, INC. AMENDED AND RESTATED
1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED

SIGA TECHNOLOGIES, INC.
2010 STOCK INCENTIVE PLAN
 (Full Title of the Plans)
_______________

Ayelet Dugary
SIGA Technologies, Inc.
35 East 62nd Street
New York, New York 10065
 (Name and Address of Agent for Service)

(212) 672-9100
 (Telephone Number, Including Area Code,
of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐  Accelerated filer ☒  Non-accelerated filer ☐  Smaller reporting company ☐
(Do not check if smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share to be issued under the SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan, as amended	1,219,250	$6.86 (2)	$8,364,055	$596.36
Common Stock, par value $0.0001 per share to be issued under the SIGA Technologies, Inc. 2010 Stock Incentive Plan	2,000,000	$6.86 (2)	$13,720,000	$978.24

(1)
This registration statement (this “Registration Statement”) is being filed with the Securities and Exchange Commission to register (i) 1,219,250 shares of common stock, par value $0.0001 per share (“Common Stock”) of SIGA Technologies, Inc. (the “Registrant”) which may be issued under the SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan, as amended (as the same may be amended from time to time) and (ii) 2,000,000 shares of Common Stock which may be issued under the SIGA Technologies, Inc. 2010 Stock Incentive Plan (as the same may be amended from time to time).  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated, solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the NASDAQ Global Market on June 1, 2010, which is within five (5) business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement pursuant to Rule 428 of the Securities Act and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed March 10, 2010;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 4, 2010;

•	the Registrant’s Current Reports on Form 8-K, filed January 15, 2010 and May 17, 2010;

•	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 12, 2010; and

•
the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-23047) filed September 5, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will furnish to each person, including any beneficial owner, to whom this document is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, New York 10065
(212) 672-9100
Attn:  Chief Financial Officer

The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Thomas E. Constance, a member of Kramer Levin Naftalis & Frankel, LLP, counsel to the Registrant, is a director of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent.  In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper.  To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees).  The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders.  Expenses may be paid in advance upon the receipt of undertakings to repay.  A corporation may purchase indemnity insurance.

The Registrant’s Restated Certificate of Incorporation at Article Seventh provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.  Article Eighth of the Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of his acting as a director of the Registrant (and the Registrant, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an officer of the Registrant) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the

Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Registrant to such settlement.  Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.  Article Ninth of the Registrant’s Restated Certificate of Incorporation provides that no amendment to or repeal of Article Seventh or Article Eighth of the Restated Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article Seventh or Article Eighth for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

The Registrant’s Amended and Restated Bylaws at Article VII provide that each person who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any proceeding because he or she is a person who is, was, or had agreed to become a director or an officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted under the DGCL, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such amendment).  Such indemnification shall cover all expenses incurred by such indemnified person (including, but not limited to, attorneys’ fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.  Notwithstanding the preceding sentence, the Registrant shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Registrant.

The Registrant shall pay the expenses (including attorneys’ fees) incurred in defending or otherwise being involved in a proceeding in advance of its final disposition, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant; provided, that in connection with a proceeding (or part thereof) initiated by such person, the Registrant shall pay said expenses in advance of final disposition only if such proceeding (or part thereof) was authorized by the Board of Directors.  A person to whom expenses are advanced pursuant hereto shall not be obligated to repay pursuant to the undertaking until the final determination of any pending proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to the undertaking.

If a claim for indemnification is not promptly paid in full by the Registrant after a written claim has been received by the Registrant or if expenses have not been promptly advanced after a written request for such advancement accompanied by the undertaking has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim or the advancement of expenses.  If successful, in whole or in part, in such suit, such claimant shall also be entitled to be paid the reasonable expense thereof.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Registrant) that indemnification of the claimant is prohibited by law, but the burden of proving such defense shall be on the Registrant.  Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that indemnification of the claimant is prohibited, shall be a defense to the action or create a presumption that indemnification of the claimant is prohibited.

The rights conferred on any person pursuant to Article VII of the Amended and Restated Bylaws of the Registrant shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.  The Board of Directors shall have the authority, by resolution, to provide for such other indemnification of directors or officers of the Registrant as it shall deem appropriate.

The Registrant may maintain insurance, at its expense, to protect itself and any director or officer against any expenses, liabilities or losses, whether or not the Registrant would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.  The Registrant may enter into contracts with any director or officer of the Registrant in furtherance of the provisions of Article VII of the Amended and Restated Bylaws and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in Article VII of the Amended and Restated Bylaws.

The provisions of Article VII of the Amended and Restated Bylaws shall be applicable to all proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director or officer of the and shall inure to the benefit of the heirs, executors and administrators of such person.  Article VII of the Amended and Restated Bylaws shall be deemed to be a contract between the Registrant and each person who, at any time that Article VII is in effect, serves or agrees to serve in any capacity which entitles him or her to indemnification thereunder and any repeal or other modification of Article VII of the Amended and Restated Bylaws or any repeal or modification of the DGCL or any other applicable law shall not limit any indemnified person’s entitlement to the advancement of expenses or indemnification under Article VII of the Amended and Restated Bylaws for proceedings then existing or later arising out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce Article VII of the Amended and Restated Bylaws with regard to proceedings arising out of acts, omissions or events occurring prior to such repeal or modification.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4(a)	Restated Certificate of Incorporation of the Company (incorporated by reference to the Form S-3 Registration Statement of the Company dated May 10, 2000 (No. 333-36682)).

4(b)	Form of Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated by reference to the Proxy Statement on Schedule 14A of the Company dated June 15, 2007).

4(c)
Amended and Restated Bylaws of the Company (incorporated by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2008), as amended by the Amendment to the Bylaws of the Company (incorporated by reference to the Current Report on Form 8-K of the Company filed March 12, 2009).

4(d)	Form of Common Stock Certificate (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(e)
Warrant Agreement dated as of September 15, 1996 between the Company and Vincent A. Fischetti (1) (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(f)
Warrant Agreement dated as of November 18, 1996 between the Company and David de Weese (1) (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(g)	Warrant Agreement between the Company and Stefan Capital, dated September 9, 1999 (incorporated by reference to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 1999).

4(h)	Registration Rights Agreement, dated as of May 23, 2003, between the Company and Plexus Vaccine Inc. (incorporated by reference to the Current Report on Form 8-K of the Company filed on June 9, 2003).

4(i)
Registration Rights Agreement, dated as of August 13, 2003, between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to the Current Report on Form 8-K of the Company filed on August 18, 2003).

4(j)	Form of Warrant to purchase shares of common stock of the Company, issued to MacAndrews & Forbes, LLC on June 19, 2008

(incorporated by reference to the Current Report on Form 8-K of the Company filed on June 23, 2008).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in the Signature Page hereto).

99.1
SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan (incorporated by reference to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 2001), as amended (as set forth in the Current Report on Form 8-K of the Registrant filed on May 27, 2005).

99.2	SIGA Technologies, Inc. 2010 Stock Incentive Plan (incorporated by reference to the Proxy Statement on Schedule 14A of the Company dated April 12, 2010).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13
(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 4th day of June, 2010.

Siga Technologies, Inc.
Dated: M
	By:	/s/ Eric A. Rose
Eric A. Rose, M.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of SIGA Technologies, Inc., hereby severally constitute and appoint Eric A. Rose and Ayelet Dugary, our true and lawful attorneys-in-fact, with full power to him or her, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and any other registration statement (and any amendment thereto) filed with the Securities and Exchange Commission with respect to the plan listed on the face of this registration statement and generally do all things in our names and on our behalf in such capacities to enable SIGA Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on June 4, 2010 in the capacities indicated.

Signature	Title
/s/ Eric A. Rose	Chief Executive Officer and
Eric A. Rose, M.D	Chairman of the Board (Principal Executive Officer)
/s/ Ayelet Dugary	Chief Financial Officer
Ayelet Dugary	(Principal Financial Officer and Principal Accounting Officer)
/s/ Steven L. Fasman	Director
Steven L. Fasman
/s/ James J. Antal	Director
James J. Antal
/s/ Thomas E. Constance	Director
Thomas E. Constance
/s/ Scott Hammer	Director
Scott Hammer, M.D.
/s/ Paul G. Savas	Director
Paul G. Savas
/s/ Michael Weiner	Director
Michael Weiner, M.D.

/s/ Michael J. Bayer	Director
Michael J. Bayer
/s/ Bruce Slovin	Director
Bruce Slovin
/s/ Joseph Marshall	Director
Joseph Marshall

EXHIBIT INDEX

Exhibit Number	Description

4(a)	Restated Certificate of Incorporation of the Company (incorporated by reference to the Form S-3 Registration Statement of the Company dated May 10, 2000 (No. 333-36682)).

4(b)	Form of Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated by reference to the Proxy Statement on Schedule 14A of the Company dated June 15, 2007).

4(c)
Amended and Restated Bylaws of the Company (incorporated by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2008), as amended by the Amendment to the Bylaws of the Company (incorporated by reference to the Current Report on Form 8-K of the Company filed March 12, 2009).

4(d)	Form of Common Stock Certificate (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(e)
Warrant Agreement dated as of September 15, 1996 between the Company and Vincent A. Fischetti (1) (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(f)
Warrant Agreement dated as of November 18, 1996 between the Company and David de Weese (1) (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).

4(g)	Warrant Agreement between the Company and Stefan Capital, dated September 9, 1999 (incorporated by reference to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 1999).

4(h)	Registration Rights Agreement, dated as of May 23, 2003, between the Company and Plexus Vaccine Inc. (incorporated by reference to the Current Report on Form 8-K of the Company filed on June 9, 2003).

4(i)
Registration Rights Agreement, dated as of August 13, 2003, between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to the Current Report on Form 8-K of the Company filed on August 18, 2003).

4(j)
Form of Warrant to purchase shares of common stock of the Company, issued to MacAndrews & Forbes, LLC on June 19, 2008 (incorporated by reference to the Current Report on Form 8-K of the Company filed on June 23, 2008).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in the Signature Page hereto).

99.1
SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan (incorporated by reference to the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 2001), as amended (as set forth in the Current Report on Form 8-K of the Registrant filed on May 27, 2005).

99.2	SIGA Technologies, Inc. 2010 Stock Incentive Plan (incorporated by reference to the Proxy Statement on Schedule 14A of the Company dated April 12, 2010).